UNITED STATES SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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SOUTHWEST BANCORP, INC.
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March 21, 2007
Dear Fellow Shareholder:
     We invite you to attend our 2007 Annual Meeting of Shareholders to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 26, 2007 at 11:00 a.m., Central Time.
     The 2006 results are presented in detail in the enclosed Annual Report.
     The Annual Meeting has been called for the election of directors, to increase the number of shares reserved for issuance under the stock option plan, and to consider any other matters that properly come before the Annual Meeting or any adjournments. Directors and officers of Southwest, as well as representatives of Ernst & Young LLP, our independent registered public accounting firm, will be present to respond to any questions the shareholders may have.
     Your vote is important to Southwest. Please complete the proxy card and return it in the enclosed, postage-paid envelope.
     Thank you for investing in Southwest.

Sincerely,

SOUTHWEST BANCORP, INC.
608 South Main Street
Stillwater, Oklahoma 74074
(405) 372-2230
NOTICE OF ANNUAL MEETING
April 26, 2007
     The Annual Meeting of Shareholders of Southwest Bancorp, Inc. (“Southwest”) will be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma at 11:00 a.m., Central Time, on Thursday, April 26, 2007.
     The Annual Meeting is for the purpose of considering and acting upon:
1.	The election of four directors of Southwest;

2.	The proposal to amend Southwest’s 1999 Stock Option Plan to increase the number of shares of Southwest Common Stock reserved for issuance under the plan from 1,760,000 shares to 1,960,000; and

3.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.
     Your Board of Directors recommends a vote “FOR” the election of the persons nominated for election. The Board is not aware of any other business to come before the Annual Meeting.
     Only shareholders of record at the close of business on March 2, 2007, will be entitled to vote at the Annual Meeting and any adjournments or postponements. A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed. Whether or not you attend the meeting in person, it is important that your Southwest shares be represented and voted. Please vote by completing, signing and dating your proxy card, and returning it as soon as possible in the enclosed, postage-paid envelope. This proxy is revocable. You may change your proxy later or vote in person at the meeting, if you wish.
     A complete list of shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at Southwest’s main office during the ten days prior to the Annual Meeting.
     The proxy statement, voting instruction card, and Southwest’s 2006 Annual Report are being distributed on or about March 21, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

Stillwater, Oklahoma	KERBY E. CROWELL
March 21, 2007	SECRETARY

SOUTHWEST BANCORP, INC.
PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are voting on the re-election of the following four directors: Tom D. Berry, Rick Green, David P. Lambert, and Linford R. Pitts, each for a three-year term (See page 2.).

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders of Southwest’s common stock as of the close of business on March 2, 2007 (the Record Date) are entitled to vote at the meeting.

Q:	How do I vote?

A:	You may vote by completing, signing, and dating the proxy card, and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted in favor of the re-election of all four directors. You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

Q:	Is my vote confidential?

A:	Yes, only the inspectors of election and a limited number of employees and transfer agent personnel associated with processing the votes will know how you cast your vote.

Q:	Who will count the votes?

A:	Computershare Investor Services, LLC, Southwest’s transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?

A:	If you receive more than one proxy card, it indicates that you own shares in more than one account or that your shares are registered in various names. You should vote all proxy cards you receive by completing, signing, dating, and returning each proxy card in the enclosed, postage-paid envelope.

Q:	What constitutes a quorum at the Annual Meeting?

A:	On the Record Date, there were 14,265,781 shares of Southwest common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares, present or represented by proxy, will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in the quorum and will not be included in determining the number of votes cast in the election of directors.

Q:	Who may attend the Annual Meeting?

A:	All shareholders as of the Record Date may attend, although seating is limited.

Q:	What percentage of Southwest stock did directors and executive officers of Southwest own on the Record Date?

A:	Together, they owned approximately 11.0% of Southwest issued and outstanding common stock.

Q:	Who pays for this proxy solicitation and how will solicitation occur?

A:	Southwest’s Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.
PROPOSAL I — ELECTION OF DIRECTORS
     Your Board of Directors is currently composed of twelve members. Directors of Southwest are divided into three classes and are elected for terms of three years and until their successors are elected and qualified. At the Annual Meeting, four directors will be elected for terms expiring at the 2010 Annual Meeting.
     The Board of Directors has nominated for re-election Tom D. Berry, Rick Green, David P. Lambert, and Linford R. Pitts, all of whom are currently directors, each to serve for a term of three years and until his successor is elected and qualified. Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization.
     Each shareholder voting in the election of directors is entitled to cumulate his or her votes by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. Shareholders may not cumulate their votes on the form of proxy solicited by the Board of

Directors. In order to cumulate votes, shareholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to vote cumulatively, and to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.
     Each nominee has agreed to serve a three-year term, if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may reduce its size or nominate an alternate candidate, and the proxies will be voted for the alternate candidate.
     Your Board recommends a vote FOR these directors.
DIRECTOR NOMINEES
Term Expiring in 2007

Tom D. Berry	Director Since 1981
     Mr. Berry, age 63, is involved in oil and gas exploration in North Central Oklahoma, and is an Auctioneer and Real Estate Broker in Stillwater, Oklahoma.

Rick Green	Director Since 1998
     Mr. Green, age 59, was appointed the Chief Executive Officer (“CEO”) of Southwest effective January 1, 1999. Mr. Green previously served as Chief Operating Officer, President of the Central Oklahoma division, and Executive Vice President of Stillwater National Bank & Trust Company (“Stillwater National”), Southwest’s national bank subsidiary. He is a member of the Oklahoma City and Edmond Chambers of Commerce and has served as Chair/Ambassador of the Stillwater Chamber of Commerce, on the Oklahoma State University Alumni Association Homecoming and Honor Students Committees, as Chairman of Payne County Youth Services, as Co-Chairman of the United Way of Stillwater Fund Drive and as a member of the Advisory Board of the Oklahoma State University Technical Institute. He is a member of the Commercial Real Estate Association of Oklahoma City, the Oklahoma and Oklahoma City Homebuilders Associations, and past member of the Stillwater Medical Center Committee on Physician Recruitment. Mr. Green is also a member of Leadership Stillwater and Leadership Oklahoma City. Mr. Green continues to be active as an alumnus of Oklahoma State University, serving on various committees and boards, including as a past member of the Board of Governors of the Oklahoma State University Development Foundation, and as a member of the Oklahoma State University College of Business Alumni Hall of Fame.

David P. Lambert	Director Since 1981
     Mr. Lambert, age 67, served as President and Chief Executive Officer of the Lambert Construction Company from 1974 until 2005 and continues to serve as Chairman of the Board. He is Chairman of the Trustees of the Oklahoma Construction Advancement Foundation, a member and past chairman of the Stillwater Chamber of Commerce and the Stillwater Industrial Foundation. Mr. Lambert is a life director of the Associated General Contractors of America, and was inducted into the Oklahoma State University Construction Management Hall of Fame.

Linford R. Pitts	Director Since 1981
     Mr. Pitts, age 69, is President of Stillwater Transfer & Storage, Inc. in Stillwater, Oklahoma, and invests in real estate and in oil and gas properties and other various small businesses. Mr. Pitts is a member of the of the Past President’s Council of the Stillwater Chamber of Commerce.
DIRECTORS CONTINUING IN OFFICE
Term Expiring in 2008

David S. Crockett Jr.	Director Since 2006
     Mr. Crockett, age 62, was appointed as a director in July 2006. Mr. Crockett, who has an MBA, owns the CPA firm David S. Crockett & Co., CPA’s, which is one of the largest and most diversified full service solo practices in Dallas, Texas. He obtained his CPA designation in 1969 and holds permits to practice in both Texas and Oklahoma. Mr. Crockett is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs, the Dallas Estate Planning Council, and the Petroleum Accounting Society. He is also Vice-President of Stonetex Oil Corp., and is independently active in oil and gas exploration with various partners.

J. Berry Harrison	Director Since 1991
     Mr. Harrison, age 68, is a retired Oklahoma State Senator, and has been a rancher and farmer in Fairfax, Oklahoma since 1962. Mr. Harrison serves as Conservation District Director of Osage County, President of the Oklahoma Association of Conservation Districts, and is a member of many other civic groups in his Senate District. James E. Berry II and Robert B. Rodgers are his cousins.

James M. Johnson	Director Since 2006
     Mr. Johnson, age 47, was appointed as a director in May 2006. Mr. Johnson has an MBA from Emory University and is a self-employed small business owner. He previously served for fourteen years as a supervisory analyst, financial analyst, and examiner of financial institutions with the federal Office of Thrift Supervision and its predecessor.

Russell W. Teubner	Director Since 2000
     Mr. Teubner, age 50, is founder and CEO of Host Bridge Technology, LLC, a computer software company. Mr. Teubner is also a board member of Esker S.A., a global enterprise connectivity software vendor. His association with Esker began in June 1998, when he announced the merger of Teubner & Associates, Inc. with Esker. Mr. Teubner was founder and CEO of Teubner & Associates. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University names Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. Currently, he serves on the board of the OSU Education and Research Foundation and the Global Commerce Network, a non-profit organization devoted to helping business leaders extend their influence into the social sector. Mr. Teubner is also a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City.

DIRECTORS CONTINUING IN OFFICE
Term Expiring in 2009

James E. Berry II	Director Since 1998
     Mr. Berry, age 61, has been the owner of Shading Concepts, which manufactures and sells solarium draperies, since 1988. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. J. Berry Harrison and Robert B. Rodgers are his cousins.

Joe Berry Cannon	Director Since 1981
     Mr. Cannon, age 70, is an Assistant Professor of Management at Oral Roberts University School of Business in Tulsa, Oklahoma. Mr. Cannon served as Chairman, President, Chief Executive Officer, and Senior Trust Officer of First National Bank and Trust Co. in Blackwell, Oklahoma from 1968-1991. He has been a member of the Kiwanis Club, a member of the First United Methodist Church Board of Directors, and is a member of the American and Oklahoma Bar Associations.

Robert B. Rodgers	Director Since 1996
     Mr. Rodgers, age 53, has been a director of Southwest since February 1996, and Chairman of the Board since December 31, 1999. He previously served as Vice Chairman of the Board, beginning in May 1999. Mr. Rodgers is president of Bob Rodgers Motor Company in Pauls Valley, Oklahoma, and is owner of Rapid Enterprises. He is a former director and was the President and Chairman of the Board of Directors of CDI II, a credit life insurance company headquartered in Oklahoma City, Oklahoma. Mr. Rodgers also previously served on the Board of Directors and was the Regional Vice President of the Oklahoma Auto Dealers Association. Mr. Rodgers is past chairman of the Planning and Zoning Commission for the City of Pauls Valley, Oklahoma. James E. Berry II and J. Berry Harrison are his cousins.

John Cohlmia	Director Since 2006
     Mr. Cohlmia, age 44, was appointed as a director of the Company in July 2006. Mr. Cohlmia has been a director of Stillwater National Bank and Trust Company since August 2003, and serves on the Compensation Committee and Director’s Loan Review Committee. Mr. Cohlmia is a Real Estate Broker with Grubb & Ellis Levy Beffort of Oklahoma City, Oklahoma.
BOARD MEETINGS AND COMMITTEES
     Southwest’s Board conducts its business through meetings of the Board and of its committees. The Board meets monthly and may have additional special meetings. The Board met twelve times during 2006. Each director in office at the record date attended more than 90% of the meetings of the Board held in 2006 and more than 90% of the total number of meetings held in 2005 of the Board and the committees on which he served.
Audit Committee
     The Audit Committee of the Board oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of registered public accounting firms engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations (the “FDIA”), the listing standards of the NASDAQ Stock Market, Inc (the “Listing Standards”), and its charter. In addition the committee, as directed by the Board, investigates and reports to the Board with respect to specific matters involving financial reporting, financial accounting, conflicts of interest, internal controls, and compliance with laws and regulations relating to such matters. The committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, evaluation, termination, and oversight of the work of any independent auditor employed by Southwest for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee. The committee is responsible for the resolution of any disagreements between management of Southwest and the independent registered public accounting firm regarding financial reporting. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the FDIA, and the Listing Standards. Members of the committee also meet all other applicable requirements of the SEC, FDIA, and the Listing Standards for financial, accounting or related expertise. The Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of this charter is available on the governance area of Southwest’s website at www.oksb.com. The committee met twelve times in 2006. Current members are Joe Berry Cannon, David S. Crockett, Jr., James M. Johnson, Russell W. Teubner, and Linford R. Pitts, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The Board has determined that Mr. Crockett qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. Under SEC regulations and Southwest policy, the identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liability greater than those to which he or she otherwise is subject as a member of the audit committee and board of directors.
Compensation Committee
     The Compensation Committee of the Board reviews Southwest’s compensation policies and employee benefit plans and programs and makes recommendations to the Board based on such reviews; reviews and recommends CEO compensation to the Board for its approval; determines management incentive awards and stock option grants to eligible officers; reviews and recommends employment agreements, including change-in-control agreements; recommends changes in director compensation to the Board; performs the other duties of the committee specified by federal securities laws and regulations, the FDIA, and the Listing Standards; and as directed by the Board, investigates and reports to the Board with respect to specific matters involving compensation and benefit matters. The Committee has a written charter which is available at www.oksb.com in the governance section. Members of the committees are independent directors within the meaning of the Listing Standards. The Committee is advised by an outside compensation consulting firm and by legal counsel. The committee may delegate to the appropriate officers of the company the responsibility for executing and delivering agreements and documents approved by the committee. The chief executive officer is not present during voting or deliberation of his compensation by the committee or the board. The committee reviews the compensation recommendations by the chief executive officer for other key executives. The compensation of such other executives is determined by a vote of the independent directors in connection with the annual budget process.
     The committee met twice in 2006. Current members are James E. Berry II, John Cohlmia, David P. Lambert, Linford R. Pitts, and Russell W. Teubner, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation
     In 2006, no Southwest executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Southwest director, and no Southwest executive officer served as a director of another entity that had an executive officer serving on Southwest’s Compensation Committee. No member of the Compensation committee served as an officer or employee of Southwest or any of its subsidiaries during 2006, or had any related party transaction during 2006 that was required to be disclosed in this proxy statement. See “Certain Transactions” on page 30.
Nominating and Director Search Committees
     Southwest has a Nominating Committee and a Director Search Committee with responsibility for recommending persons to be nominated as directors. The Chairman of the Board is the chairman of both committees. Members of the committees are independent directors within the meaning of the Listing Standards. The Nominating Committee has responsibility for recommending to the Board of Directors whether or not to nominate each director whose term expires at the next annual meeting of shareholders. Members of the Nominating Committee are the independent directors who were elected at the previous annual meeting and the Chairman of the Board. The Nominating Committee met one time in 2006. Current members are James E. Berry, Joe Berry Cannon and Robert B. Rodgers, Chairman. In its determination of whether or not to recommend a director for nomination, the Nominating Committee considers whether or not such director meets the minimum criteria for board membership based upon the director’s honesty, integrity, reputation in his or her community, existence of any actual or potential conflicts of interest, and past service as director, and may consider additional factors it deems appropriate. The Director Search Committee has responsibility for identifying and recommending to the Board of Directors persons to be nominated as new directors of Southwest. The Committee also is responsible for interviewing and investigating potential new directors. The Director Search Committee met twice in 2006. Current members of the Committee are James E. Berry II, J. Berry Harrison, David P. Lambert, Russell W. Teubner, and Robert B. Rodgers, Chairman. In its determination of whether or not to recommend a director for nomination, the Director Search Committee will consider whether or not such director meets the minimum criteria for board membership described above, and may consider additional factors it deems appropriate.
     The Director Search Committee also is responsible for considering persons recommended for nomination as directors by shareholders, other directors, and officers. Under the charter of the Director’s Search Committee, no shareholder nomination or recommendation need be considered unless the Committee determines, in its good faith discretion, that (i) the manner and substance of the recommendation or nomination and the related information and materials provided in connection with the recommendation or nomination complies with the procedural and substantive requirements of Southwest’s Certificate of Incorporation, relevant Bylaws, and state and federal law, and (ii) if elected, the person recommended or nominated may lawfully serve on the board. Shareholders may submit recommendations for director candidates for consideration by the Director Search Committee to the Secretary by first class mail. Please also see “Shareholder Proposals and Communications” on page 32 of this Proxy Statement.
     The Nominating Committee and the Director Search Committee have written charters that have been approved by the Board of Directors. Copies of these charters are available on the governance area of Southwest’s website at www.oksb.com.

DIRECTOR INDEPENDENCE
     The Board of Directors has affirmatively determined that all Directors other than Mr. Green are independent under the Listing Standards. Those independent directors are:

James E. Berry II	David S. Crockett,	Jr. Linford R. Pitts
Thomas D. Berry	J. Berry Harrison	Robert B. Rodgers
Joe Berry Cannon	James M. Johnson	Russell W. Teubner
John Cohlmia	David P. Lambert
Independence Standards for Directors not on the Audit Committee
     In general, an independent director means a person, other than a person having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons are not independent:
(i)	A person who is now or during the last three years has been an officer or employee of the company or of any parent or subsidiary of the company;

(ii)	A person who accepted, or who has a family member who accepted, any payments in excess of $60,000 from the company or any parent or subsidiary of the company during the current fiscal year or in any of the three preceding fiscal years, excluding the following payments:
(A)	Compensation for board or committee service;

(B)	Payments arising solely from investment in the company’s securities (e.g. dividends);

(C)	Compensation to a family member who is a “non-executive employee;”

(D)	Benefits under a tax-qualified retirement plan or “non-discretionary compensation;” and

(E)	Loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”), which, in general, include loans made in accordance with regulations governing loans between banks and their directors.
(iii)	A director who is a family member of a person who is or at any time during the past three years was, employed as an executive officer by the company or of any parent or subsidiary of the company;

(iv)	A director who is, or who has a family member who is, a partner, controlling shareholder, or executive officer of any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities, or (ii) payments under non-discretionary charitable contribution matching programs.

(v)	A person who is, or who has a family member who is, an executive officer of another entity at which any of the executive officers of the company have served on the compensation committee of the other entity; and

(vi)	A person who is, or who has a family member who is, a current partner of the company’s outside auditor, or who was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during the past three years.

     In making is determination of the independence of David P. Lambert, the Board of Directors considered the amount and nature payments made by subsidiaries of Southwest to Lambert Construction Company for various construction projects and related services. The amounts of those payments are less than the financial limit for independence under the Listing Standards and are not required to be disclosed in this Proxy Statement. See “Certain Transactions” on page 30.
Independence Standards for Members of the Audit Committee.
     Each member of the Audit Committee must meet the independence standards summarized above. In addition, none of the following are considered independent for purposes of Audit Committee membership:
(i)	A person who currently accepts, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or from any subsidiary of the company, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company if such compensation is not contingent in any way on continued service with the company or any subsidiary of the company;

(ii)	A person who is an affiliated person of the company or any subsidiary of the company. Affiliated persons are persons who directly or indirectly control the company, including, but not limited to, persons who are executive officers of the company or a subsidiary of the company, a director who is also an employee of the company or a subsidiary of the company, and a general partner or management member of a subsidiary of the company. Affiliated persons do not include persons who do not beneficially own 10% or more of any class of voting securities of the company or a subsidiary of the company and who are not executive officers of the company or a subsidiary of the company.
     The Board of Directors of Stillwater National, Southwest’s primary banking subsidiary, also has determined that each member of the Audit Committee, which has the same membership as the Southwest Audit Committee, is independent of management, based upon consideration of whether the director is or has been an officer or employee of the institution or any of its affiliates; serves or served as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to the institution or any of its affiliates; is a relative of an officer or other employee of the institution or any of its affiliates; holds or controls or held or controlled, direct or indirect financial interest in the institution or any of its affiliates; or has outstanding extensions of credit from the institution or any of its affiliates, among other factors the board deems relevant. A director is not considered independent of management if such director is, or has been within the preceding year, an officer or employee of the institution or any of its affiliates, or owns or controls, or has owned or controlled within the preceding year, assets representing 10% or more of any outstanding class of voting securities of the institution.
Executive Sessions
     Independent directors have regularly scheduled meetings at which only independent directors are present.

DIRECTOR COMPENSATION
     During 2006, the Chairman of the Board of Directors of Southwest received an annual retainer of $18,000, the Chairman of the Audit Committee received an annual retainer of $14,000, the Chairman of the Compensation Committee received an annual retainer of $12,500, the Chairman of the Loan Committee received an annual retainer of $11,000, and other non-officer Directors of Southwest each received an annual retainer of $8,000. In addition, non-officer Directors received fees of $750 per board meeting attended and a committee meeting fee of $300 per meeting if the meeting was held the same day as the board meeting, or $600 if the committee meeting was held on another day. The Financial expert on the Audit Committee receives $1,000 per meeting in addition to the regular committee meeting fee. Directors who also serve as Southwest officers did not receive these fees. Southwest directors are also eligible to receive non-incentive stock options and other stock based awards under Southwest’s 1999 Stock Option Plan. Awards of 9,900 shares of restricted stock with a market value on the date of grant of $21.725 per share were granted in 2006 to directors who were not employees of Southwest or any of its subsidiaries. The following table summarized compensation for each person who was a member of Southwest’s board of directors during 2006.
Director Compensation

	Fees Earned
	or Paid in
Name (1)	Cash	Stock Awards (2)	Total
James E. Berry, II	$24,200	$11,899	$36,099
Thomas D. Berry	21,200	11,899	33,099
Joe Berry Cannon	32,600	11,899	44,499
John Cohlmia	22,400	11,899	34,299
David S. Crockett, Jr.	7,850	—	7,850
J. Berry Harrison	25,400	11,899	37,299
Erd M. Johnson	8,800	32,390	41,190
James M. Johnson	13,000	—	13,000
David P. Lambert	24,500	11,899	36,399
Linford R. Pitts	29,300	11,899	41,199
Robert B. Rodgers	56,600	11,899	68,499
Russell W. Teubner	27,650	11,899	39,549

(1)	During 2006, Erd M. Johnson retired from the Board and John Cohlmia, David S. Crockett, Jr., and James M. Johnson became members of the Board.

(2)	Represents the expense recorded on the books of Southwest in 2006 for stock awards. The larger amount for Erd M. Johnson resulted from the acceleration of vesting of restricted stock awards granted in January 2006 upon his retirement later that year. The expense relates to the amortization of the grant of 900 shares to each director in office on March 3, 2005, at grant date fair value of $17,775 per director, and the grant of 900 shares to each director in office on January 2, 2006, at a grant date fair value of $19,553 per director. See the discussion of equity award valuation in Note 11 to the Consolidated Financial Statements included in Southwest’s 2006 Annual Report on Form 10-K.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The shares of Southwest’s common stock that were beneficially owned on the Record Date by each person who was a director or officer on that date or is a Named Executive Officer are shown below. Includes directors’ qualifying shares. No shares included below are pledged as security.

	Common Stock
	Amount and
	Nature of		Percentage
	Beneficial		of Shares
Name	Ownership (1)		Outstanding (2)
James E. Berry II	261,420	(3)	1.83%
Thomas D. Berry	71,461	(3)	*
Joe Berry Cannon	137,516	(3)	*
John Cohlmia	4,793		*
David S. Crockett	1,312		*
Rick Green	166,168	(4)	1.15
J. Berry Harrison	116,026	(3)	*
James M. Johnson	1,569		*
David P. Lambert	62,435	(3)	*
Linford R. Pitts	40,052	(3)	*
Robert B. Rodgers	320,062	(3)	2.24
Russell W. Tuebner	52,357	(3)	*
Kerby E. Crowell	109,690	(5)	*
Jerry L. Lanier	50,796	(6)	*
Kimberly G. Sinclair	62,432	(7)	*
Charles H. Westerheide	68,172	(8)	*
All Directors and Executive Officers as a Group (29 persons)	1,629,276	(9)	10.96%

*	Less than one percent of shares outstanding.

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 2, 2007. Unless otherwise indicated, ownership is direct and the named individual exercises sole voting and investment power over the shares listed as beneficially owned by such person. A decision to disclaim beneficial ownership is made by the individual, not Southwest.

(2)	In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 2, 2007.

(3)	Includes 9,300 shares that the Director has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.

(4)	Includes 158,854 shares that Mr. Green has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.

(5)	Includes 92,816 shares that Mr. Crowell has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.

(6)	Includes 50,394 shares that Mr. Lanier has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.
(continued)

(7)	Includes 53,391 shares that Ms. Sinclair has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.

(8)	Includes 68,172 shares that Mr. Westerheide has the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options.

(9)	Includes shares held by certain directors and executive officers as custodians under Uniform Transfers to Minors Acts, by their spouses and children, and for the benefit of certain directors and executive officers as custodians under individual retirement accounts (“IRAs”) and living trusts. Includes 596,128 shares that executive officers and directors have the right to acquire within 60 days of March 2, 2007, pursuant to the exercise of stock options. Does not include shares beneficially owned by Directors of SNB Bank of Wichita who are not also directors of Southwest.
OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK
     Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest’s outstanding common stock at March 2, 2007.

	Amount and Nature	Percentage
	of Beneficial	of Shares
Name	Ownership (1)	Outstanding (2)
FMR Corp. (3)	746,949	5.24%

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.

(2)	Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding at March 2, 2007.

(3)	The address of FMR Corp is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION
     The following table summarizes compensation earned by or awarded to Rick Green, Southwest’s, principal executive officer; Kerby E. Crowell, Southwest’s principal financial officer; and the three most highly compensated other executive officers for 2006 (the “Named Executive Officers”).
Summary Compensation Table

					Change in Pension
				Non-Equity	Value and Non-
				Incentive Plan	qualified Deferred	All Other
Name and Principal			Option	Compensation	Compensation	Compensation
Position	Year	Salary	Awards (1)	(2)	Earnings (3)	(4)	Total
Rick Green President and Chief Executive Officer	2006	$408,967	$123,422	$194,196	$30,264	$124,881	$881,730

Kerby E. Crowell Executive Vice President, Secretary and Chief Financial Officer	2006	235,000	54,016	87,059		59,748	435,823

Jerry Lanier Executive Vice President and Chief Lending Officer	2006	238,500	53,274	68,679		64,097	424,550

Kimberly G. Sinclair Executive Vice President and Chief Administrative Officer	2006	203,500	47,093	69,284		37,765	357,642

Charles H. Westerheide Executive Vice President and Treasurer	2006	186,042	40,677	73,108		44,759	344,586

(1)	Represents the expense recorded on the books of Southwest in 2006 for 2006 awards. See the discussion of equity award valuation in Note 11 to the Consolidated Financial Statements contained in Southwest’s 2006 Annual Report on Form 10-K.

(2)	Represents the annual incentive compensation payments earned based upon 2006 performance.

(3)	Represents amounts earned under an unfunded, unqualified deferred compensation plan.

(4)	Includes annual contributions under Southwest’s qualified profit sharing plan of $27,011 per named executive officer; contributions under Southwest’s unfunded, unqualified supplemental profit sharing plan of $73,488 for Mr. Green, $18,435 for Mr. Crowell, and $16,369 for Mr. Lanier; and other perquisites and benefits individually less than $25,000, including country club dues, automobile usage, apartment rental for Mr. Lanier’s use while attending to business in Southwest’s Texas operations, and incremental cost of supplemental life, long-term care, and, other than for Mr. Green, long-term disability insurance.
Stock Option Plans. Southwest maintains stock option plans to attract, retain, and motivate key officers of Southwest and its subsidiaries by providing them with a stake in the success of Southwest as measured by the value of its shares.
     The 1999 Stock Option Plan (the “1999 Option Plan”), which was approved by the shareholders at the 1999 Annual Meeting of Shareholders, as amended at the 2004 Annual Meeting, authorizes the issuance of up to 1,760,000 shares of Common Stock, subject to certain adjustments for changes in Southwest’s capital structure. The 1999 Option Plan has a term of 10 years from its effective date February 18, 1999 after which date no stock options may be granted. As of December 31, 2006, options for 794,310 shares were outstanding under the 1999 Option Plan. The 1999 Option Plan replaced a plan adopted in 1994 (the “1994 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of December 31, 2006, options for 65,700 shares were outstanding under the 1994 Option Plan. The 1999 Option Plan and the 1994 Option Plan are referred to below as the “Option Plans.”
     The Option Plans provide for the grant of “incentive options” as defined in Section 422 of the Code. The 1999 Option Plan also provides for the grant of “non-incentive options”, restricted stock, and stock appreciation rights to directors, officers, and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Option Plans. The independent members of the Board of Directors acts as the Stock Option Committee. As of December 31, 2006, only stock option and restricted stock awards have been made under the Option Plans.
     Under the Option Plans, the maximum option term is 10 years from the date of grant. Options are granted with various vesting schedules and terms. The exercise price of a stock option may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of stock options must be paid in full in cash or shares of Common Stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options under the 1999 Plan to impose restrictions on the shares to be purchased upon exercise of such options.
     The following table provides information regarding 2006 grants of equity plan based awards. All awards were made pursuant to Southwest’s 1999 Stock Option Plan.
Grants of Plan-Based Awards

		Estimated Future	Exercise or		Grant Date Fair
		Payouts Under	Base Price	Closing Market	Value of Stock
	Grant	Equity Incentive	of Option	Price on Date of	and Option
Name	Date	Plan Awards (1)	Awards (2)	Grant (2)	Awards
Rick Green	3/23/2006	$29,106	$22.14	$22.13	$104,435
Kerby E. Crowell	3/23/2006	13,001	22.14	22.13	46,646
Jerry Lanier	3/23/2006	13,136	22.14	22.13	47,144
Kimberly E. Sinclair	3/23/2006	11,175	22.14	22.13	40,097
Chares H. Westerheide	3/23/2006	9,241	22.14	22.13	33,157

(1)	Represents the remaining expense to be recognized on the award in future periods.

(2)	Pursuant to the terms of Southwest’s 1999 Stock Option Plan, the exercise prices of awards made in 2006 were based upon the average of the high and low sales prices on the NASDAQ National Market on the date of grant, rather than the closing prices. See Note 11 to Southwest’s Consolidated Financial Statements included in its 2006 Annual Report on Form 10-K.

     The following table provides information regarding option exercises during 2006. None of the Named Executive Officers had outstanding restricted stock awards or stock appreciation rights during 2006.
Option Exercises

	Option Awards
	Number of
	Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise
Rick Green	65,876	$852,941
Kerby E. Crowell	12,994	215,765
Jerry L. Lanier	20,692	300,431
Kimberly E. Sinclair	12,552	177,423
Charles H. Westerheide	15,000	284,100
     No stock appreciation rights (“SARs”) were exercised by the Named Executive Officers during 2006. No SARs were held by any Named Executive Officer at year-end. No options held by any Named Executive Officer repriced during Southwest’s last ten full years.
     The plan provides that all awards vest upon a change in control. If a change in control had occurred on the last business day of 2006, the spread value (that is, the excess of market value over exercise price) of the awards for which vesting was accelerated would have been $682,740 for Mr. Green, $249,955 for Mr. Crowell, $264,969 for Mr. Lanier, $282,497 for Ms. Sinclair, and $305,222 for Mr. Westerheide.

     The following table provided information regarding awards outstanding at December 31, 2006, under equity compensation plans consisting only of the 1994 stock option plan (expired but having outstanding options that may still be exercised) and the 1999 stock option plan, both of which were approved by shareholders.
Outstanding Equity Awards At December 31, 2006

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable (1)	Price	Date
Rick Green	3,000	—	$8.250	11/20/2007
	28,486	—	11.720	3/11/2008
	21,822	—	16.800	3/5/2009
	48,000	12,000	7.105	12/16/2009
	18,595	9,298	19.750	3/3/2010
	16,800	12,600	5.260	12/21/2010
	6,427	12,852	22.140	3/23/2011

Kerby E. Crowell	30,000	—	8.915	12/18/2007
	8,670	—	11.720	3/11/2008
	6,425	—	16.800	3/5/2009
	24,000	6,000	7.105	12/16/2009
	7,787	3,893	19.750	3/3/2010
	6,300	2,700	5.260	12/21/2010
	2,871	5,740	22.140	3/23/2011

Jerry Lanier	8,670	—	11.720	3/11/2008
	6,755	—	16.800	3/5/2009
	—	3,000	9.075	2/2/2008
	12,000	3,000	7.105	12/16/2009
	7,845	3,922	19.750	3/3/2010
	2,400	3,600	5.260	12/21/2010
	2,901	5,801	22.140	3/23/2011

Kimberly G. Sinclair	7,856	—	11.720	3/11/2008
	5,727	—	16.800	3/5/2009
	14,000	6,000	7.105	12/16/2009
	6,915	3,458	19.750	3/3/2010
	10,500	4,500	5.260	12/21/2010
	2,468	4,934	22.140	3/23/2011

Charles H. Westerheide	6,340	—	11.720	3/11/2008
	4,809	—	16.800	3/5/2009
	24,000	6,000	8.665	2/18/2009
	12,000	3,000	7.105	12/16/2009
	5,695	2,847	19.750	3/3/2010
	8,400	3,600	5.260	12/21/2010
	2,041	4,080	22.140	3/23/2011

(1)	Unexercisable options vest and expire on anniversaries of the dates of grant. The vesting dates for the unexercisable options shown above are provided below, shown by expiration date.
(continued)

Expiration Date	Vesting of Unexercised Options
2/2/2008	All on 2/20/2007
2/18/2009	1/2 each on 2/18/2007 and 2008
12/16/2009	1/2 each on 12/16/2008 and 2009
3/3/2010	All on 3/3/2007
12/21/2010	1/3 each on 12/21/2007, 2008, and 2009
3/23/2011	1/2 each on 3/23/2007 and 2008
Other Compensation Plans
     Southwest has established a deferred compensation plan for the benefit of Mr. Green and a Supplemental Profit Sharing Plan for the benefit of the Mr. Green, Mr. Crowell, and Mr. Lanier. Both plans are unfunded. The deferred compensation plan allows Mr. Green to make annual elections to defer all or part of annual cash compensation for the following year. Amounts deferred increase or decrease in each calendar quarter as though they were invested in a nondeposit account with an annualized return equal to one percentage point less than the annualized average interest rate earned by Stillwater National on average interest earning assets for the previous calendar quarter, or in a fund invested in Southwest common stock, as elected by Mr. Green. Under the Plan, accrued amounts are payable following separation of service from Stillwater National; the year in which Mr. Green reaches 72 years of age; or the year following the year in which Mr. Green reaches 72 years of age. Mr. Green elected not to defer compensation for any years since 2003. Mr. Green’s total earnings on the deferred balances were $30,263.57 in 2006. Mr. Green has elected not to defer compensation for 2007.
Nonqualified Deferred Compensation

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
Name (1)	in 2006	in 2006	2006 (2)	Distributions	2006
Rick Green	—	—	$30,264	—	$461,934

(1)	Only Mr. Green has participated in this plan.

(2)	Includes preferential interest of $4,131.
     Southwest accrues expense to the Supplemental Profit Sharing Plan in amounts sufficient to ensure that the participants obtain the same profit sharing contribution as a percentage of compensation as do other officers and employees of Southwest without regard to limitations of Southwest’s qualified Profit Sharing Plan. During 2006, the following amounts were accrued under the Supplemental Profit Sharing Plan: Mr. Green — $73,488; Mr. Crowell — $18,435; and Mr. Lanier - $16,369.
Severance Arrangements
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan. Good reason would include: (i) a reduction in their base salary; (ii) their assignment without their consent to a distant location; (iii) the failure to maintain them in a position of comparable authority or responsibility; or (iv) a material reduction in their level of incentive compensation or benefits. A change-in-control is deemed to occur whenever: (i) any entity or person becomes the beneficial owner of or obtains voting control over 50% or more of the outstanding shares of common stock of either Southwest or Stillwater National; (ii) the shareholders of either Southwest or Stillwater National approve (a) a merger or consolidation in which Southwest or Stillwater National is not the survivor or pursuant to which the outstanding shares of either would be converted into cash, securities or other property of another corporation other than a transaction in which shareholders maintain the same proportionate ownership interests, or (b) a sale or other disposition of all or substantially all of the assets of either Southwest or Stillwater National; or (iii) there shall have been a change in a majority of the Boards of Directors of either Southwest or Stillwater National within a twelve-month period unless each new director was approved by the vote of two-thirds of the directors still in office who were in office at the beginning of the twelve-month period. The plan provides, however, that payment may not be greater than the amount that would be deductible for federal income tax purposes under Internal Revenue Code Section 280G after taking into consideration all payments covered by that section. Without consideration of such other payments, Mr. Green, Mr. Crowell, Mr. Lanier, Ms. Sinclair, and Mr. Westerheide would have received lump-sum severance payments of $1,226,901, $470,000, $477,000, $203,500, and $186,042, respectively, upon a qualifying termination of service if such termination had occurred on the last business day in 2006. These amounts are within the 280G limitations in effect on the last business day of 2006, of $1,430,635, $652,380, $606,438, $593,130, and $459,796, respectively. However, the 280G limit provision of the Severance Plan could reduce the amount of payments Plan to the extent the cash payments plus the value of accelerated equity awards and other payments also covered by that section would exceed 280G limits.

COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis describes Southwest’s compensation philosophy, components, goals, and processes, including the methodology for determining executive compensation for the named executive officers. For additional information see the description of the Compensation Committee on page 6 and the preceding tables and text under the heading “Executive Compensation which immediately precedes this discussion and analysis.
Philosophy
     Southwest recognizes that the ability to retain and recruit executive officers is critical to the achievement of its annual and long range goals. Southwest seeks to maintain that ability by establishing market-competitive total compensation for its executive officers that rewards achievement of those goals. Under the compensation policies of Southwest, compensation is paid based both on the executive officer’s knowledge, skills, and performance and the performance of Southwest.
Compensation Components
     Southwest intends that total compensation and each of its components be market competitive and consistent with Southwest’s performance goals. The Compensation Committee assesses the competitiveness of the CEO’s total compensation and its components and the appropriateness of the mix of compensation components based upon an annual review that considers peer comparisons and other information provided by the Committee’s independent compensation consultants. The CEO does not participate in the deliberation of his compensation.
     The components of total compensation are (a) base compensation (salary), (b) annual cash incentive compensation, (c) long-tem incentives in the form of equity based awards, and (d) executive benefits and perquisites.
Base Compensation
     The base compensation of the named executive officers is reviewed annually. It is intended to provide a predictable and stable source of income over the year, but is subject to increase or decrease at the discretion of the Board. Base compensation decisions reflect the executive’s responsibilities, qualifications, experience, and performance as well as competitiveness factors. The base compensation of the CEO is approved by the board of directors based upon the recommendation of the Compensation Committee. The base compensation of the other named executive officers is established by the board based upon the recommendation of the CEO in connection with approval of the annual budget. The 2006 salary increases for the named executive officers are shown below.

	Base Salary		Change
Name and Position	2006	2005	Amount	Percentage
Rick Green President and Chief Executive Officer	$408,967	$385,472	$23,495	6.10%

Kerby E. Crowell Executive Vice President, Secretary and Chief Financial Officer	235,000	225,100	9,900	4.40%

Rick Green Executive Vice President and Chief Lending Officer	238,500	227,500	11,000	4.84%

Kimberly G. Sinclair Executive Vice President and Chief Administrative Officer	203,500	194,000	9,500	4.90%

Charles H. Westerheide Executive Vice President and Treasurer	186,042	160,000	26,042	16.28%
     The Board has approved the following base salaries effective for the year 2007:

	Base Salary		Increase
Name and Position	2007	2006	Amount	Percentage
Rick Green President and Chief Executive Officer	$440,967	$408,967	$32,000	7.82%

Kerby E. Crowell Executive Vice President, Secretary and Chief Financial Officer	249,000	235,000	14,000	5.96%

Jerry Lanier Executive Vice President and Chief Lending Officer	263,500	238,500	25,000	10.48%

Kimberly G. Sinclair Executive Vice President and Chief Administrative Officer	215,500	203,500	12,000	5.90%

Charles H. Westerheide Executive Vice President and Treasurer	210,000	186,042	23,958	12.88%
Annual Incentive Compensation
     Regular annual incentive compensation is paid in cash. It is designed to directly reward the achievement of key performance measures. Annual incentive compensation for the CEO is based entirely upon the annual consolidated performance of Southwest in terms of actual versus targeted earnings per share growth, return on equity, and return on assets. Annual cash incentive compensation for the other named executive officers is based on a combination of consolidated performance and divisional performance. Incentive compensation is calculated as a percentage of base compensation. The threshold, targeted, and maximum (superior) levels for each of these performance levels and the corresponding percentages of base compensation payable at those levels are determined each year following approval of the annual budget. However, the threshold, target, and maximum levels do not necessarily correspond to budgeted targets. The targets for Southwest consolidated performance to be used for incentive compensation calculations are approved by the Board based upon the recommendation of the Compensation Committee. The percentage payouts at threshold, target, and maximum performance levels are approved by the board based upon recommendation of the Compensation Committee. The divisional performance factors for named executive officers other than the CEO are established by the CEO. Southwest does not provide earnings forecasts or guidance, and its targeted performance levels are confidential because their disclosure would have adverse competitive and other effects on Southwest. The weights and potential payments as a percentage of based compensation for 2006 performance at the threshold, target, and maximum levels are shown below.

	Mr .	Mr .	Mr .	Ms.	Mr.
	Green	Crowell	Lanier	Sinclair	Westerheide
Incentive Compensation Component Weights:
Southwest consolidated performance:
Earnings per share growth	60%	45%	45%	45%	45%
Return on equity	30%	23%	23%	23%	23%
Return on assets	10%	8%	8%	8%	8%

Subtotal	100%	75%	75%	75%	75%
Divisional goals	0%	25%	25%	25%	25%

Total	100%	100%	100%	100%	100%

Incentive payment as a percentage of base compensation at:
Maximum	70%	53%	53%	53%	53%
Target	40%	33%	33%	33%	33%
Threshold	20%	15%	15%	15%	15%

Actual incentive payment:
Percentage of base compensation	49%	37%	29%	34%	39%
Amount	$194,196	$87,059	$68,679	$69,284	$73,108

*	Payouts of annual incentive compensation for 2006 will be made in 2007.
Long-Term Incentive Compensation
     Long-Term incentive compensation is paid through equity based awards issued under Southwest’s Stock Option Plan. Southwest believes that grant of equity based awards is an effective way to align the interests of management with those of Southwest’s shareholders over time. All stock options are granted with an exercise price equal to the market price of common stock at the date of grant. Market value through 2006 was defined under the plan as the average of the actual high and low trading prices reported on NASDAQ for the date of grant. Grants made in 2006 and prior years consisted solely of stock options. The value of equity awards granted is a percentage of base compensation determined by the average of Southwest’s consolidated performance, using the factors used for the corporate portion of the annual incentive compensation, against target levels for the year and the two preceding years. The percentage of base salary payable for each named executive office and the form and terms of equity based awards are approved by the board based upon the recommendation of the Compensation Committee. In developing its recommendation the Committee considers the accounting and tax effects of the awards, and the potential dilutive effect of the awards on other shareholders. The Committee has recommended that equity based awards for 2007 and future years be a mix of stock options and restricted stock. The long-term compensation awards for 2006 are expected to be determined at the March 22, 2007, meetings of the Compensation

Committee and the Board of Directors. For information regarding the amounts of stock based awards for 2005, paid in 2006, please see the table headed “Grants of Plan-Based Awards on page 14.
Benefits and Perquisites
     Benefits and perquisites are an essential component of competitive total compensation. Southwest intends to provide benefits and perquisites that are competitive and consistent with prevailing industry practice. The named executive officers are eligible to participate in the benefit plans generally available to Southwest employees, including its tax qualified profit sharing plan. In addition, Mr. Green, Mr. Crowell, and Mr. Lanier participate in a non-qualified, unfunded “top hat” profit sharing plan that allows them to receive the same profit sharing percentage as other employees without regard to federal tax limitations. Mr. Green also has participated in a non-qualified, unfunded deferred compensation plan, under which he was eligible to defer all or part of his 2002 and 2003 cash compensation. The amount deferred earns interest each quarter at an annualized rate that is one percent less than the rate Stillwater National earned on average interest earning assets during the previous quarter. For additional information on benefits and perquisites see the “Summary Compensation Table” on page 13.
Board of Directors and Compensation Committee Discretion; Adjustments
     Additional performance bonuses and options and other stock based awards also may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing Southwest’s performance in the future, based upon Southwest’s annual or longer-term goals. Southwest’s compensation policy and its methodologies for determining compensation components are not a binding plan or contract that convey rights to base compensation, bonuses, or grants of equity based awards, all of which are discretionary.
Compensation Consultants
     The Compensation Committee has engaged Clark Consulting to provide executive compensation advice to the Committee since 2003. This advice includes annual reviews of the overall compensation of executive officers and directors. These reviews evaluate the total compensation and its components, including the component mix, and provide analytical peer reviews and other data on market practices. Reports of the reviews also are provided to the CEO for his use in developing compensation recommendations to the Board regarding the other named executive officers.
Peer Analysis
     The peer analysis described above is used as a general guide in assessing the competitiveness of Southwest’s executive compensation and is based upon compensation practices and levels of twenty-two publicly traded bank holding companies with assets of from $2.0 to $5.0 billion in Midwestern, Western, and Southern states that are current or possible markets for Southwest or where it may compete for executive or other senior officers. The median total assets for the group was $2.6 billion, compared to Southwest’s total asset at that date of $2.1 billion. The measures used to assess Southwest’s performance relative to this group for the 2006 report were the net interest margin, efficiency ratio, return on average equity, earnings per share growth, and return on average assets for the nine months ended September 30, 2006, and the total return on a theoretical investment in the stock of each company over the three years ended December 7, 2006.

Potential Change in Control Effects
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan..
     The rights to change in control benefits under the Separation Agreements are dependent on a “double trigger,” that is, there must be both a change in control and a termination of employment without just cause or with good reason. The Compensation Committee believes these trigger provisions are reasonable and in the best interests of shareholders and should help to reduce potential misincentives for executives in the period in which a change in control is being evaluated and negotiated; and to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change in control trigger.
     All awards under Southwest’s Stock Option Plan become fully vested in the event of a change in control.
COMPENSATION COMMITTEE REPORT
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Southwest’s Annual Report on Form 10-K for the year ended December 31, 2006.
March 8, 2007

Russell W. Teubner, Chairman James E. Berry II John Cohlmia David P. Lambert Linford R. Pitts Robert B. Rodgers

PROPOSAL II—AMENDMENT OF THE 1999 STOCK OPTION PLAN TO INCREASE AVAILABLE SHARES
     At the Annual Meeting, the shareholders are being asked to approve an amendment to Southwest’s 1999 Option Plan in order increase the number of shares of Common Stock reserved for issuance under the plan, and the number of shares of Common Stock for which options may be granted, to an aggregate of 1,960,000. It is expected that awards for approximately 120,000 shares will be granted in March 2007 under the plan based upon 2006 performance. The plan expires on February 17, 2009. Without this amendment, fewer than 220,000 shares will be available for grant under the Plan with respect to 2007 and 2008 performance and for other grants such as those typically made to new senior officers.
Reasons for the Amendment.
     Since adoption of the 1999 Option Plan eight years ago, awards for an aggregate of 1,826,504 shares, net of forfeited options, have been granted to key employees and directors of Southwest or reserved for future issuance in accordance with the terms of outstanding awards. After awards for 2006 performance, fewer than 220,000 shares would be available for issuance under the Option Plan. This amount is less than two-years’ awards based upon average annual awards of 140,000 shares in 2003 though 2006. The Board of Directors believes that this number of shares is inadequate to permit Southwest to appropriately compensate employees, officers and directors over the remaining term of the Plan.
     The Board of Directors believes that the availability of a stock based compensation program intended to provide directors and key employees with at least a moderate portion of their overall compensation package, and that will enable them to participate in the growth and prosperity of Southwest as reflected in the stock price, is necessary in order to attract and retain high caliber directors, officers, and employees in key positions. The Board of Directors also believes that such a plan is necessary to align the interests of such persons with the interests of Southwest’s shareholders, which will increase their incentive to improve Southwest’s performance. As such, the Board of Directors believes that the authorization of additional shares for issuance under the Option Plan is necessary in order to permit Southwest’s continued growth and profitability.
     If the amendment to the 1999 Option Plan is approved, the total number of shares subject to issuance under future awards pursuant to the 1999 Option Plan will be approximately 420,000, or 3% of the outstanding Common Stock.
Purpose of the Option Plan
     The purpose of the Option Plan is to advance the interests of Southwest by providing directors and selected key employees of Southwest and its affiliates with the opportunity to acquire shares of Southwest’s common stock. By encouraging stock ownership, Southwest seeks to attract, retain, and motivate the best available personnel for positions of substantial responsibility; to provide additional incentive to directors and key employees of Southwest and its affiliates to promote the success of the business as measured by the value of its shares; and generally to increase the commonality of interests among directors, key employees, and other shareholders.
     The Option Plan was approved by Southwest shareholders in 1999. Shareholders approved the authorization of an additional 500,000 shares at the 2004 annual meeting of shareholders.
Description of the Option Plan
     Administration. The Option Plan is administered by a committee (the “Committee”) of at least three directors appointed by the Board, unless the Board chooses to administer the Option Plan directly. All of the committee members must be independent directors as defined in the Listing Standards of the NASDAQ Stock Market. Subject to the terms of the Option Plan, the Committee has the authority to select participants and to grant options and other awards under the Option Plan, to determine the terms of those awards, and otherwise to administer and interpret the Option Plan. Decisions of the Committee are final and conclusive. Members of the Committee will be indemnified to the full extent permissible under Southwest’s Certificate of Incorporation and Bylaws in connection with any claims or other actions relating to any action taken under the Option Plan. The Board currently intends to administer the Option Plan directly with the advice of the Compensation Committee.
     Types of Awards; Eligible Persons. The Committee may grant stock options, stock appreciation rights (“SARs”) and restricted stock under the Option Plan to directors and key employees designated by the Committee. A total of 58 persons, including all of Southwest’s executive officers and all outside directors, currently participate in the Option Plan. The amount and value of awards that may be made in the future to directors and named executive officers are not yet determinable. The Committee has granted only options and restricted stock, and has not granted SARs. The number of options awarded in 2006 would not have changed if the amendment had been effective at that date, but future awards may be reduced or eliminated if the amendment is not approved.
     Options may be either incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code (the “Code”), or options that are not ISOs (“Non-ISOs”). Directors who are not employees are not eligible to receive ISOs.
     Financial Effects of Awards. Southwest will receive no monetary consideration for the granting of awards under the Option Plan. It will receive no monetary consideration other than the option price for shares of common stock issued to optionees upon the exercise of their options. It will receive no monetary consideration upon the exercise of SARs or the vesting of restricted stock. Under current accounting standards adopted by Southwest, recognition of compensation expense is required when stock options are granted. Stock options are also considered in the calculation of diluted earnings per share of Southwest. Awards of SARs generally require recognition of compensation expense based upon the difference between their exercise price and the market value of the shares to which they relate. Awards of restricted stock generally require the recognition of compensation expense based upon the market value of the stock. The accounting treatment of awards is subject to change based upon future actions by the SEC and accounting rule-making organizations.
     Shares Available for Grants. The Option Plan reserves authorized but unissued shares of common stock for issuance upon the exercise of options, SARs, or the grant of restricted stock. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by Southwest, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the Option Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the Option Plan will be adjusted. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an option, under circumstances in which the exercise of the SAR results in termination of the option and vice versa, only the number of shares of common stock subject to the option shall be charged against the aggregate number of shares of common stock remaining available under the Option Plan. If awards should expire, become unexercisable, or be forfeited for any reason without having been exercised or become vested in full, the shares of common stock subject to such awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional awards under the Option Plan.
     Duration of the Option Plan and Grants. The Option Plan has a term of 10 years from February 18, 1999, its effective date, after which date no awards may be granted. The maximum term for an award is ten years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the Option Plan, or its termination by the Committee, will not affect any award then outstanding.
     Options. The exercise price of options may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of an optionee who owns more than 10% of the outstanding common stock on the date of grant, the option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the common stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all Option Plans of Southwest and of any subsidiary) exceeds $100,000, the options will be treated as Non-ISOs, and not as ISOs. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding options and to issue new options with an exercise price equal to the then current fair market price per share of the common stock.
     SARs. An SAR may be granted in tandem with all or part of any option granted under the Option Plan or without any relationship to any option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with options, the optionee’s exercise of the SAR cancels his right to exercise the option, and vice versa. Regardless of whether an SAR is granted in tandem with an option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of common stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with options, the exercise price). The exercise price as to any particular SAR shall not be less than the fair market value of the optioned shares on the date of grant.
     Exercise of options and SARs. The exercise of options and SARs will be subject to the terms and conditions established by the Committee in a written agreement between the Committee and the optionee. In the absence of Committee action to the contrary: (A) an otherwise unexpired ISO shall cease to be exercisable upon (i) an employee’s termination of employment for “just cause” (as defined in the Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, or (iii) the date one year after an employee terminates service due to disability, or two years after termination of such service due to his death; (B) an unexpired Non-ISO shall be exercisable at any time (but not later than the date on which the Non-ISO would otherwise expire.) Notwithstanding the provisions of any option which provides for its exercise in installments as designated by the Committee, such option shall become immediately exercisable upon the optionee’s death or permanent and total disability.

     An otherwise exercisable SAR may be exercised only during the period beginning on the third business day following the release for publication of Southwest’s quarterly or annual financial information, and ending on the twelfth business day following such date. In no event, however, will any option or SAR be exercisable after its expiration date, as to fractional shares of common stock or prior to the optionee’s satisfaction of any income tax withholding requirements.
     A participant may exercise options or SARs, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice of intent to exercise the option or SAR with respect to a specified number of shares of common stock, and (ii) in the case of options, payment to Southwest (contemporaneously with delivery of such notice) in cash, in common stock, or a combination of cash and common stock, of the amount of the exercise price for the number of shares with respect to which the option is then being exercised. Common stock utilized in full or partial payment of the exercise price for options shall be valued at its market value at the date of exercise. Although directors and executive officers of Southwest generally would be prohibited from profiting from certain purchases and sales of shares within any six-month period under the federal securities laws, they generally will not be prohibited by such laws from exercising options and immediately selling the shares they receive, provided at least six months elapses between the grant of the option and the sale of the common stock purchased on exercise of the option. As a result, officers, like Southwest’s and its affiliates’ other participating employees, generally will be permitted to benefit in the event the market price for the shares exceeds the exercise price of their options, without being subject to loss in the event the market price falls below the exercise price.
     Restricted Stock. The Committee has broad discretion at the time of making a restricted stock grant to determine a period of between six months and five years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a grantee’s continued employment or upon the grantee’s attainment of specific corporate, divisional, or individual performance standards or goals. If vesting is based solely on the passage of time and continued employment the minimum vesting period for restricted stock is three years, although vesting may occur ratably over the period, and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year. The Committee may impose special vesting rules applicable if the grantee retires, becomes disabled, or dies before the expiration of the restriction period or satisfaction of the restrictions applicable to an award of restricted stock. Neither the Committee nor the Board has the authority, without shareholder consent, to accelerate the vesting period of restricted stock other than in the event of a change in control of Southwest or death, disability, retirement, or termination of employment of the participant.
     The Committee shall determine the percentage of the award of restricted stock which shall vest in the event of death, disability, or retirement prior to the expiration of the restriction period or the satisfaction of the restrictions applicable to an award of restricted stock. Notwithstanding the restriction period and the restrictions imposed by the Committee on the restricted stock, the Committee may shorten the restriction period or waive any restrictions if the Committee concludes that it is in the best interests of Southwest to do so.
     Until a grantee’s interest vests, his or her restricted stock is nontransferable and forfeitable. Nevertheless, the grantee is entitled to vote the restricted stock and to receive dividends and other distributions made with respect to the restricted stock. To the extent that a grantee becomes vested in his or her restricted stock at any time during the restriction period and has satisfied applicable income tax withholding obligations, Southwest will deliver unrestricted shares of common stock to the grantee. At the end of the restriction period, the grantee will forfeit to Southwest any shares of restricted stock as to which he or she did not earn a vested interest during the restriction period.
     Change in Control. Upon a change in control, all options and SARs are immediately exercisable and fully vested, and all shares of restricted stock become fully vested. At that time, the Committee may grant the optionee the right to receive a cash payment in an amount equal to the excess of the market value of the shares subject to an option over the exercise price of the option. If there is (i) a liquidation or dissolution of Southwest, (ii) a merger or consolidation in which Southwest is not the surviving entity; or (iii) the sale or disposition of all or substantially all of Southwest’s assets, then all of the outstanding options must be surrendered in return for options for shares of the acquiring company, shares of the acquiring company with a market value equal to the excess of the market value of the shares subject to option on the date of the transaction over the exercise price of the option, or cash equal to the excess of the market value of the shares subject to option on the date of the transaction over the exercise price of the option, as determined by the Committee. In no event, however, may an option be exchanged for cash or an SAR exercised within the six-month period following the date of its grant.
     A change in control under the Option Plan means any one of the following events: (1) the acquisition of ownership or control of 51% or more of any class of voting securities of Southwest or Stillwater National; (2) the exercise of a controlling influence over the management or policies of Southwest or Stillwater National by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or (3) the failure of Continuing Directors to constitute at least two-thirds of the Board of Southwest or Stillwater National during any period of two consecutive years. A change in control does not include acquisition of ownership or control of voting securities of Southwest by an employee benefit plan sponsored by Southwest or Stillwater National; acquisition of voting securities by Southwest through share repurchase or otherwise; or acquisition by an exchange of voting securities with a successor to Southwest in a reorganization, such as a re-incorporation, that does not have the purpose or effect of significantly changing voting power or control. Continuing directors are those individuals who were directors at the Effective Date of the Option Plan and those other individuals whose election or nomination for election as a director was approved by a vote of at least two-thirds of the continuing directors then in office. An offer to effect a change in control means any offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request of invitation for tenders of, 25% or more of any class of voting securities of Southwest for value. The decision of the Committee as to whether a change in control has occurred or an offer to effect a change in control has been received is conclusive and binding.
     Although these provisions are included in the Option Plan primarily for the protection of an employee-optionee in the event of a change in control of Southwest, they may also be regarded as having a takeover defensive effect, which may reduce Southwest’s vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board.
     Nontransferability. ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a qualified domestic relations order. Other awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, pursuant to the terms of a qualified domestic relations order, or, in the sole discretion of the Committee, in connection with a transfer for estate or retirement planning purposes to a trust established for such purposes.
     Conditions on Issuance or Sale of Shares. The Committee has the authority to impose restrictions on shares issued under the Option Plan that it deems appropriate or desirable, including the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. The Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that an optionee or grantee make certain representations or warranties. In addition, no shares that have been acquired upon exercise of an option may be sold or otherwise disposed of (except by gift or upon death) before the end of a six-month period that begins on the date the option was granted.
     Amendment and Termination of the Option Plan. The Board may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to options, suspend or terminate the Option Plan. Shareholder approval is required for an amendment that would increase the number of shares subject to the Option Plan or that would extend the term of the Option Plan. No amendment, suspension or termination of the Option Plan will, without the consent of any affected holders of an option, alter or impair any rights or obligations under the option. No Awards under the Plan may be repriced or exchanges for awards with lower exercise prices without shareholder approval.
Federal Income Tax Consequences
     ISOs. An employee recognizes no taxable income upon the grant of ISOs. If the optionee holds the option shares for at least two years from the date the ISO is granted and one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of such ISO is taxed as long-term capital gain. However, the difference between the fair market value of the stock at the date of exercise and the exercise price of the ISO will be treated as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If the employee disposes of the shares before the expiration of either of the special holding periods, the disposition is a “disqualifying disposition.” In this event, the employee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain.
     Southwest will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability under the alternative minimum tax. However, if the employee has ordinary income taxable as compensation as a result of a disqualifying disposition, Southwest will be entitled to deduct an equivalent amount, subject to federal income tax limitations on annual executive compensation deductions.
     Non-ISOs. In the case of a Non-ISO, an optionee will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the optionee is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. Southwest will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO, subject to federal income tax limitations on annual executive compensation deductions.
     SARs. The grant of an SAR has no tax effect on the optionee or Southwest. Upon exercise of the SARs, however, any cash or common stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and Southwest will be entitled to a business expense deduction for the amounts treated as such compensation income, subject to federal income tax limitations on annual executive compensation deductions.

     Restricted Stock. The grant of restricted stock has no tax effect on Southwest or the grantee. When the shares become vested pursuant to the restricted stock award, the grantee will recognize ordinary income equal to the fair market value of the shares delivered to him or her under the restricted stock award, and Southwest will be entitled to a business expense deduction in the same amount, subject to federal income tax limitations on annual executive compensation deductions.
Recommendation and Vote Required
     Approval of the Option Plan requires the favorable vote of a majority of the votes represented at the Annual Meeting (assuming a quorum of a majority of the outstanding shares of common stock is present).
     The Board recommends a vote “FOR” approval of the amendment to the Option Plan.
CERTAIN TRANSACTIONS
     Southwest’s banking subsidiaries have and expect to have in the future, banking and other transactions with certain officers and directors of Southwest and its subsidiaries and with greater than 5% shareholders of Southwest and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been and will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Southwest’s management, these loans did not involve more than normal risk of collectibility or present other unfavorable features.
     Under written policy adopted by resolution of the Board of Directors, (i) extensions of credit from banking subsidiaries of Southwest to executive officers, directors, or principal shareholders, must be approved by the independent directors on the Director’s Loan Review Committee and must meet the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System. Transactions with executive officers and directors are required to be approved in advance by the independent directors’ and (ii) other transactions between Southwest and any of its subsidiaries and executive officers, directors, or principal shareholders, must be approved by the independent directors. These other transactions include any financial transactions, arrangements, or relationships, regardless of dollar amount, other than an extension of credit.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based solely on Southwest’s review of the copies of initial statements of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 that it has received in the past year, all directors, executive officers, and beneficial owners of more than 10% of its common stock have timely filed those reports with respect to 2006, except the following. The type and number of late filings are shown in parentheses. Robert B. Rodgers (2 Form 4’s); Rick Green, Jerry Lanier, David R. Schaefer, and John T. Danielson (1 Form 4 each); and Douglas J. Watts (1 Form 3 and 1 Form 4). All of these filings were made during 2006. In addition all of the Form 4’s for directors who received grants of restricted stock in January 2006 were filed on the second day after their due dates due to the length of Southwest’s internal review process. Southwest makes no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or as to the appropriateness of disclaimers of beneficial ownership.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
     A representative of Ernst & Young LLP, Southwest’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.
Fees
     The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the annual financial statements of Southwest Bancorp, Inc. and subsidiaries for the year ended December 31, 2005, and 2006, and fees billed for other services rendered by Ernst & Young.

	2006	2005
Audit Fees (1)	$639,200	$529,300
Audit-Related Fees (2)(3)	—	5,400
Tax Services (3)(4)	—	51,289

Total	$639,200	$585,989

(1)	Audit fees consist of fees and expenses for professional services rendered for the audit of Southwest’s consolidated financial statements and SNB Wichita’s financial statements (2005 only), for review of financial statements included in Southwest’s quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees for assurance and related services provided by Ernst & Young that are related to the performance of audits or reviews of financial statements but are not reported in the preceding Audit fees category. The fees shown above were for services related to Southwest’s profit sharing plan and Federal Home Loan Bank collateral requirements.

(3)	Includes fees and expenses for services rendered for the years shown regardless of when the fees and expenses were billed.

(4)	Tax services fees consist of fees for compliance tax services including tax planning and advice and preparation of tax returns.
Preapproval of Services
     The Audit Committee is required to preapprove all auditing services and permitted non-audit services provided by Southwest’s independent registered public accounting firm, under Securities and Exchange Commission regulations that became effective in May 2004. There is an exception for preapproval of nonaudit services if the aggregate amount of all such non-audit services provided to Southwest constitutes not more than 5 percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by Southwest at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Southwest’s independent auditor have been preapproved by the Audit Committee as required by Securities and Exchange Commission regulations and the Audit Committee’s charter without exception.

REPORT OF THE AUDIT COMMITTEE
     The Southwest Audit Committee oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the Listing Standards and its charter. The Committee (1) has reviewed and discussed the audited financial statements included in Southwest’s 2006 Annual Report on Form 10-K with management; (2) has discussed with independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61; and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the Committee recommended to the Board of Directors that the audited financial statements be included in the 2006 Annual Report and Form 10-K. The Committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

March 5, 2007	Linford R. Pitts, Chairman Joe Berry Cannon David S. Crockett, Jr. James J. Johnson Robert B. Rodgers Russell W. Teubner
CODE OF ETHICS
     The Board of Directors of Southwest has adopted a code of ethics that applies to all directors, officers, and employees of Southwest and its consolidated subsidiaries. This code, which fulfills the requirements of the Listing Standards and the criteria established by applicable SEC regulations, is available through the governance area of Southwest’s website at www.oksb.com.
OTHER MATTERS
     The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     Any shareholder proposal to take action at the year 2008 Annual Meeting of Shareholders must be received at Southwest’s executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 22, 2007, in order to be eligible for inclusion in Southwest’s proxy materials for that meeting, unless the date of the 2008 annual meeting is more than 30 days from April 26, 2008, in which case the deadline is a reasonable time before Southwest begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Under Southwest’s Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by the Certificate of Incorporation.
     Southwest’s shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Southwest’s main office by mail, courier, or facsimile or by e-mail through Southwest’s “contact us” button on the Investor Relations area of its website at www.oksb.com.
     The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Southwest and to provide an opportunity for shareholders to express any concerns to them. Southwest has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.
2006 ANNUAL REPORT TO SHAREHOLDERS
     Southwest’s 2006 Annual Report on Form 10-K and Annual Report to Shareholders, including consolidated financial statements, has been mailed to all shareholders of record as of the close of business on the Record Date. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary. The Annual Report is not to be treated as a part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

KERBY E. CROWELL
SECRETARY
Stillwater, Oklahoma
March 21, 2007
ANNUAL REPORT ON FORM 10-K
     A copy of Southwest’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission will be furnished without charge to shareholders as of the record date upon written request to: Kerby E. Crowell, Southwest Bancorp, Inc., P.O. Box 1988, Stillwater, Oklahoma 74076.

PROXY — SOUTHWEST BANCORP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
April 26, 2007
The undersigned hereby appoints James E. Berry II, John Cohlmia, and Robert L. Hert, with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of Southwest which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 26, 2007, at 11:00 a.m., Central Time, and at any and all adjournments thereof, as indicated below and in accordance with the determination of a majority of the Board of Directors with respect to other matters which come before the Annual Meeting.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.
This proxy may be revoked at any time prior to its exercise. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given with respect to the shares of Common Stock held of record by the undersigned.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.
A. Proposals- The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:

	FOR	WITHHOLD
Tom D. Berry	☐	☐
Rick Green	☐	☐
David P. Lambert	☐	☐
Linford R. Pitts	☐	☐
Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

2. Amendment of the 1999 Stock Option Plan to increase the number of shares of Common Stock authorized to be issued under the Plan from 1,760,000 to 1,969,000.	FOR	AGAINST	ABSTAIN
	☐	☐	☐
B. Non-Voting Items
Change of Address—Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.                 ☐
C. Authorized Signatures – Sign Here – This section must be completed for your vote to be counted. Date and sign below.
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee guardian, or custodian please give your full title. If shares are held jointly, each holder should sign.

Signature 1-Please keep signature within the box	Signature 2- Please keep signature within the box	Date (dd/mm/yyyy)